Exhibit 99.1

News Release	Celanese Corporation 1601 West LBJ Freeway Dallas, Texas 75234-6034
Celanese Corporation Presents Earnings Growth Strategy at Investor Conference
DALLAS, May 11, 2009 — Celanese Corporation (NYSE:CE) will present its strategy to drive productivity, growth and shareholder value at its investor conference today at 1:00 p.m. Eastern time in New York City. The conference, hosted by David Weidman, chairman and chief executive officer, will be webcast live on www.celanese.com.
“Through portfolio optimization, productivity, innovation and growth, Celanese continues to execute its strategy of becoming a leading, global hybrid chemical company with significant earnings power,” Weidman said. “We are taking actions that position Celanese for success today and in the future.”
Celanese has taken short-term cost containment actions and is aggressively pursuing long-term sustainable efforts to further improve its cost structure. Today, the company announced that it has increased its sustainable cost savings estimates to approximately $250 million by 2010, compared with its previously announced estimates of between $100 million and $120 million. The additional cost savings will be achieved by aligning its manufacturing footprint with future demand, as well as other actions.
“In 2009 and 2010, we plan to invest between $250 million and $270 million in high-return productivity projects in order to generate the savings that we have identified, placing the company in an excellent position to expand its earnings and to continue to generate a strong cash flow,” said Steven Sterin, senior vice president and chief financial officer. “The company has a history and track record of generating significant returns on invested capital.”
Celanese will highlight recent breakthroughs in its proprietary AOPlus® acetic acid technology. The new technology, AOPlus®2, builds on the industry benchmark with the ability to increase acetic acid production from its current capacity of 1.2 million tons per reactor to approximately 1.5 million tons at a fraction of the cost of a new facility. This technology is applicable to existing and new greenfield units.
As part of its strategic plans for growth, the company announced expansions across its acetyl chain, including the expansion of its acetic acid unit in Nanjing, China. The company highlighted the growing demand for acetic acid in China and its ongoing site optimization efforts. As a result, the company plans to double the current capacity of 600,000 tons at its Nanjing facility to 1.2 million tons by the end of 2009. Using its new AOPlus®2 capability, the facility could be further expanded to 1.5 million tons with only modest additional capital. Additionally, successful market growth through innovative technologies has created further demand for vinyl acetate ethylene (VAE) capacity in Asia. As a result, the company is currently evaluating options for additional manufacturing units in the region.
“With our strong position in Asia, our leadership in key segments and an excellent capital structure, we believe that we are well-positioned to maintain a leading position in this challenging economic environment and beyond,” Weidman added.

The conference will be available by webcast on www.celanese.com in the investor section. Presentation materials will be available approximately 30 minutes prior to the start of the webcast. A replay of the event will also be available on www.celanese.com in the investor section following the conference.

Contacts:

Investor Relations Mark Oberle Phone: +1 972 443 4464 Telefax: +1 972 443 8519 Mark.Oberle@celanese.com	Media W. Travis Jacobsen Phone: +1 972 443 3750 Telefax: +1 972 443 8519 William.Jacobsen@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,000 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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